Exhibit 99.1

N E W S B U L LETIN FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR SECOND QUARTER OF FISCAL 2017

•              Revenue Increased 28% to $259 Million

•              Operating Income increased 20% to $15 Million

•              Adjusted EBITDA increased 62% to $47 Million

•              Reaffirm 2017 Adjusted EBITDA Guidance of $235 to $250 Million

SOUTH JORDAN, UTAH, APRIL 28, (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its second quarter of fiscal 2017.

Second Quarter 2017 Highlights

•                  Building products revenue increased 43% and operating income increased 79%, compared to the March 2016 quarter

•                  Building products Adjusted EBITDA increased 74% over 2016 and Adjusted EBITDA margin increased 360 basis points to 20.2%

•                  Construction materials revenue increased 13% and operating income increased 11%, compared to the March 2016 quarter

•                  Construction materials Adjusted EBITDA increased 16% over 2016 and Adjusted EBITDA margin increased 50 basis points to 18.3%

CEO Commentary

“Headwaters grew Adjusted EBITDA by $18 million or 62% in the quarter, a growth rate that exceeds the upper end of our 2017 guidance and brings our fiscal year-to-date Adjusted EBITDA growth rate up to 28%.  Our strong performance allows us to confirm our Adjusted EBITDA guidance range of $235 to $250 million for 2017,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.  “We are continuing to work toward the closing of our previously announced transaction with Boral Limited (BLD:ASX), and we are pleased that we are on track to deliver strong earnings potential to Boral.

“Increasing supply of high quality fly ash was one of our 2017 objectives, and we experienced a year-over-year increase of 112,000 tons of high quality ash delivered to customers during the quarter.  It is exciting to see our supply increase to meet the demand for ash,” continued Mr. Benson. “We opened our new state-of-the-art storage facility in Houston and made progress in several other 2017 initiatives as we continue to focus on increasing fly ash supply.

“Adjusted EBITDA in our Building Products segment increased by 74% year-over-year.  Window’s margins continue to be accretive, and we completed a small acquisition in Atlanta, further expanding window sales in the Southeast United States.  We experienced a very positive quarter in our siding group with double digit top-line growth and margin accretion compared to last year.”

Second Quarter Summary

Headwaters’ second quarter 2017 consolidated revenue increased by 28% to $259.3 million from $202.3 million for the second quarter of 2016. Gross profit was $70.5 million, compared to $54.9 million in 2016, and operating income was $14.7 million, compared to $12.2 million in 2016. Certain non-routine merger and acquisition-related costs of approximately $9.1 million, primarily related to the Boral transaction, impacted operating income in 2017.  Adjusted EBITDA increased by $18.0 million to $47.1 million, or 62% over 2016.

Income from continuing operations was $5.1 million, or $0.06 per diluted share, for the second quarter of 2017, compared to $2.6 million, or $0.03 per diluted share, for the second quarter of 2016. Second quarter adjusted income from continuing operations was $16.1 million, or $0.21 per diluted share in 2017, compared to $6.7 million, or $0.09 per diluted share in 2016.  Discontinued operations were immaterial in both 2017 and 2016.

Six Months Ended March 31, 2017

Our total revenue for the six months ended March 31, 2017 was $514.9 million, up 22% from $420.8 million for 2016. Gross profit increased 18%, from $119.1 million in 2016 to $141.1 million in 2017. Operating income of $37.0 million in 2016 decreased to $34.0 million in 2017, and income from continuing operations of $15.5 million, or diluted income per share of $0.20, decreased to $11.8 million, or $0.15 per diluted share, in 2017. The 2017 results include non-routine merger and acquisition-related costs of approximately $13.5 million, primarily related to the Boral transaction. Discontinued operations were immaterial in both 2017 and 2016.

Adjusted EBITDA increased by $19.7 million or 28%, from $69.3 million to $89.0 million for the six months ended March 31, 2017, as compared to 2016, and Adjusted EPS increased by 30%, from $0.30 in 2016 to $0.39 in 2017.

Building Products Segment

Headwaters’ Building Products segment is a national brand leader in innovative building products through superior design, manufacturing, and channel distribution. The segment markets a wide variety of niche building products, including siding accessories, manufactured architectural stone, specialty roofing products, and windows.

Building Products revenue increased 43%, from $98.1 million in the second quarter of 2016 to $140.7 million in the second quarter of 2017. Gross profit was $40.9 million compared to $28.5 million in 2016 and operating income was $11.4 million compared to $6.3 million in 2016. Adjusted EBITDA increased 74% to $28.4 million, from $16.3 million in 2016, with a large portion of the growth due to our windows product group which we acquired in late fiscal 2016. In January, we closed a small window acquisition in the Atlanta market, which will further expand our presence in the Southeast United States.

We are finishing the integration of our Metro and Gerard stone-coated metal roofing manufacturing sites and have experienced a 30% increase in manufacturing efficiency since the beginning of the fiscal year. We anticipate continued improvement in roofing performance in the second half of the fiscal year as we reduce fixed costs and optimize manufacturing.  Siding revenue increased by 19% during the March 2017 quarter and Adjusted EBITDA margins expanded over 500 basis points to 20% despite cost pressures from rising resin and other costs.  Stone continued its growth in the quarter with Adjusted EBITDA margins greater than 20%.  Our building products segment completed the quarter with its highest Adjusted EBITDA margin for a March quarter since 2006.

Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits. Beginning last quarter, we have reported our concrete block group in the construction materials segment. Prior period results have been adjusted to reflect this reporting change.

Second quarter 2017 revenue increased by 13% to $116.0 million, compared to $102.8 million in 2016. The increase in revenue was attributable to organic growth as well as the acquisition of SynMat in March 2016.  SynMat had a very positive quarter, growing its top-line revenue over 30% year-over-year, and we continue to be optimistic concerning synthetic gypsum opportunities. Including SynMat, service revenue represented approximately 21% of total segment revenue for the second quarter of 2017, compared to 17% for 2016.

Gross profit was $28.1 million in 2017, compared to $25.5 million in 2016 and operating income was $15.2 million in 2017, compared to $13.7 million in 2016. Adjusted EBITDA increased $3.0 million from $18.3 million in 2016 to $21.3 million in 2017.

We forecasted between 200,000 and 300,000 tons of net fly ash sales in fiscal 2017 from new supply contracts. For the first six months of the fiscal year we shipped over 170,000 tons of high quality fly ash from four previously executed new contracts.

We also anticipated 150,000 to 250,000 tons of new fly ash in fiscal 2017 from storage and reclamation.  Construction on our first 2017 storage project was completed in the second quarter and we have commenced shipping tons from that facility.  Negotiations are advancing on our second new storage facility, which will be located in New England.  Minor modifications were made to our first reclamation project which slowed mobilization of equipment, but we continue to believe that the site will be operational this fiscal year.

We forecasted between 100,000 and 200,000 tons of additional fly ash supply in fiscal 2017 resulting from enhanced utilization.  Through the first six months of the fiscal year we have achieved a total of 115,000 tons of high quality ash from enhanced utilization activities.   We are currently installing or planning to install our RestoreAir technology at six sites in fiscal 2017.  We expect to treat over 250,000 tons of fly ash at those sites when the technology is fully operational.

Our block product group is experiencing strong demand, but shipments were hampered in the second quarter by the number of rain days in the Texas market, slowing construction projects.  As the weather improved, shipping volumes increased and inventory levels were reduced.  Our new block plant is fully operational and helping to improve overall margins in the block group through efficient manufacturing of more sophisticated high end products.

Outlook

“We are pleased with the March quarter’s financial performance and see potential for a strong second half of fiscal 2017,” said Don P. Newman, Headwaters’ Chief Financial Officer. “We have significantly improved our fly ash supply situation through new contracts and storage capacity, which should add to sales as we move  into the summer construction season. In addition, our building products segment experienced strong revenue and Adjusted EBITDA  growth in the March quarter, which is typically our lowest seasonal quarter for sales and profitability.

“At the end of March, our pro forma net debt to Adjusted EBITDA ratio was 3.1 times, and we expect our net debt ratio to be in the range of 2.5 times by the end of fiscal 2017.  We anticipate cash flows to be strong in the second half of the year and should position us to reduce debt by an additional $85 million before the end of the calendar year.”

Financial Supplement Attached

Headwaters’ condensed consolidated statements of income for the quarters and six-month periods ended March 31, 2016 and 2017 and balance sheets as of September 30, 2016 and March 31, 2017, prepared in accordance with generally accepted accounting principles (GAAP), are attached to this press release in the financial supplement. In addition, Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are also included in the financial supplement, following the condensed consolidated GAAP financial statements.

Headwaters defines Adjusted EBITDA as income from continuing operations plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as presented in the table in the financial supplement. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, as presented in the table in the financial supplement.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with GAAP. Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Accordingly, they are not presented as alternative measures of liquidity. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include, without limitation, Headwaters’ expectations as to the agreement and plan of merger with Boral Limited (“Boral”), the managing and marketing of coal combustion products, and other construction materials, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of  coal combustion products, construction materials,  building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports; and risks and considerations relating to the pending Boral transaction, including that: conditions to the closing of the transaction with Boral may not be satisfied and the merger may not be consummated, the transaction with Boral may involve unexpected costs, liabilities or delays, the business of the Company may suffer as a result of uncertainty surrounding the transaction with Boral, an event, change or other circumstance could give rise to the termination of the transaction with Boral, the parties may not be able to recognize the benefits of the transaction, the transaction may disrupt current plans and operations and it may be difficult to retain employees as a result of the transaction. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2017	2016	2017
Revenue:
Building products	$98,101	$140,716	$199,696	$275,757
Construction materials	102,849	116,037	219,097	236,028
Energy technology	1,382	2,540	1,957	3,083
Total revenue	202,332	259,293	420,750	514,868

Cost of revenue:
Building products	69,639	99,782	139,191	196,311
Construction materials	77,347	87,948	161,624	176,212
Energy technology	469	1,056	787	1,219
Total cost of revenue	147,455	188,786	301,602	373,742

Gross profit	54,877	70,507	119,148	141,126

Operating expenses:
Selling, general and administrative	37,882	49,394	72,764	94,375
Amortization	4,815	6,438	9,381	12,736
Total operating expenses	42,697	55,832	82,145	107,111

Operating income	12,180	14,675	37,003	34,015

Net interest expense	(8,056)	(8,222)	(16,273)	(17,141)
Other income (expense), net	(12)	1,973	(81)	2,127

Income from continuing operations before income taxes	4,112	8,426	20,649	19,001

Income tax provision	(1,500)	(3,300)	(5,100)	(7,200)
Income from continuing operations	2,612	5,126	15,549	11,801

Income (loss) from discontinued operations, net of income taxes	(228)	6	(444)	159

Net income	2,384	5,132	15,105	11,960

Net income attributable to non-controlling interest	(283)	(591)	(579)	(752)
Net income attributable to Headwaters Incorporated	$2,101	$4,541	$14,526	$11,208

Diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$0.03	$0.06	$0.20	$0.15
From discontinued operations	0.00	0.00	(0.01)	0.00
	$0.03	$0.06	$0.19	$0.15

Diluted weighted average shares outstanding	75,341	75,982	75,353	75,827

Operating income (loss) by segment:
Building products	$6,344	$11,383	$18,018	$22,783
Construction materials	13,691	15,195	34,055	33,793
Energy technology	(1,163)	(1,489)	(2,884)	(3,302)
Corporate	(6,692)	(10,414)	(12,186)	(19,259)
Total	$12,180	$14,675	$37,003	$34,015

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2016	2017
Assets:
Current assets:
Cash and cash equivalents	$65,298	$58,128
Trade receivables, net	152,084	133,725
Inventories	72,668	89,997
Other	14,704	12,757
Total current assets	304,754	294,607

Property, plant and equipment, net	206,792	218,399
Goodwill	290,503	300,265
Intangible assets, net	319,162	306,304
Deferred income taxes	68,059	66,532
Other assets	49,173	43,530
Total assets	$1,238,443	$1,229,637

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$30,211	$28,159
Accrued liabilities	109,151	94,470
Current portion of long-term debt	7,785	0
Total current liabilities	147,147	122,629

Long-term debt, net	746,716	741,048
Other long-term liabilities	41,230	44,498
Total liabilities	935,093	908,175

Redeemable non-controlling interest in consolidated subsidiary	13,363	13,458

Stockholders’ equity:
Common stock - par value	74	75
Capital in excess of par value	733,117	739,905
Retained earnings (accumulated deficit)	(441,793)	(430,585)
Treasury stock	(1,411)	(1,391)
Total stockholders’ equity	289,987	308,004
Total liabilities and stockholders’ equity	$1,238,443	$1,229,637

HEADWATERS INCORPORATED

Reconciliations of Non-GAAP Financial Measures (Unaudited)

(in millions, except per-share amounts)

Reconciliation of Income from Continuing Operations to	Quarter Ended March 31,		Six Months Ended March 31,
Adjusted EDITDA	2016	2017	2016	2017

Income from continuing operations (GAAP)	$2.6	$5.1	$15.5	$11.8
Non-controlling interest of subsidiary	(0.3)	(0.6)	(0.6)	(0.7)
Net interest expense	8.1	8.2	16.3	17.1
Income taxes	1.5	3.3	5.1	7.2
Depreciation, amortization, and equity-based compensation	14.8	18.6	29.2	36.8
Non-routine customer and business acquisition-related costs and adjustments	0.7	2.2	1.6	3.8
Consolidation of acquired businesses	1.7	—	2.2	0.5
Boral merger-related costs	—	8.0	—	10.2
Energy segment losses	—	2.3	—	2.3
Adjusted EBITDA	$29.1	$47.1	$69.3	$89.0

Segment Adjusted EBITDA

Building Products	$16.3	$28.4	$37.2	$53.5
Construction materials	18.3	21.3	43.2	45.3
Energy technology	(0.8)	1.6	(2.1)	—
Corporate	(4.7)	(4.2)	(9.0)	(9.8)

Adjusted EBITDA	$29.1	$47.1	$69.3	$89.0

	Twelve Months Ended
TTM Adjusted EBITDA Reconciliation	9/30/2015	9/30/2016	3/31/2017

Income from continuing operations (GAAP)	$132.1	$49.6	$45.9
Non-controlling interest of subsidiary	(0.9)	(1.7)	(1.8)
Net interest expense	64.2	42.5	43.3
Income taxes	(94.5)	22.8	24.9
Depreciation, amortization, and equity-based compensation	56.2	65.1	72.7
Non-routine customer and business acquisition-related costs and adjustments	1.8	1.3	3.5
Consolidation of acquired businesses	—	7.8	6.1
Boral merger-related costs	—	—	10.2
Energy segment losses	—	—	2.3
Asset impairments, write-offs and other non-routine items	0.6	2.2	2.2
Cash-based compensation tied to stock price	6.1	—	—
TTM Adjusted EBITDA	$165.6	$189.6	$209.3

Segment TTM Adjusted EBITDA

Building Products	$86.2	$101.1	$117.5
Construction materials	96.2	110.7	112.7
Energy technology	2.2	(1.1)	1.0
Corporate	(25.1)	(21.1)	(21.9)
Cash-based compensation tied to stock price	6.1	—	—
TTM Adjusted EBITDA	$165.6	$189.6	$209.3

Reconciliation of Diluted EPS from Continuing Operations to	Quarter Ended March 31,		Six Months Ended March 31,
Adjusted EPS	2016	2017	2016	2017

Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP - income from continuing operations attributable to Headwaters Incorporated	$2.3	$4.5	$14.9	$11.1
Adjustments to numerator:
Amortization expense related to acquired intangible assets	4.7	6.4	9.2	12.6
Non-routine customer and business acquisition-related costs and adjustments	0.7	2.2	1.6	3.8
Consolidation of acquired businesses	1.7	—	2.2	0.5
Boral merger-related costs	—	8.0	—	10.2
Energy segment losses	—	2.3	—	2.3
Non-routine interest expense related to early debt repayments, repricings, new debt issuances	—	—	—	0.2
Income tax effect of above pretax adjustments	(2.7)	(7.3)	(5.0)	(11.5)
Total adjustments to income from continuing operations, net of income tax effect	4.4	11.6	8.0	18.1
Numerator for adjusted diluted earnings per share from continuing operations	$6.7	$16.1	$22.9	$29.2

Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	75.3	76.0	75.4	75.8

Reported diluted income per share from continuing operations (GAAP)	$0.03	$0.06	$0.20	$0.15
Effect of adjustments on diluted income per share calculation	0.06	0.15	0.10	0.24
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.09	$0.21	$0.30	$0.39